Exhibit 99.1

Chanticleer Announces 7.8 Percent Year-To-Date Comp Store
Sales Increase For Fast Casual Restaurants Owned More Than One Year

Charlotte, NC — September 9, 2015 — Chanticleer Holdings, Inc. (Nasdaq: HOTR) (“Chanticleer” or the “Company”), owner and operator of multiple restaurant brands internationally and domestically, today announced that year-to-date same store sales through August 2015 increased approximately 7.8% for restaurants in its fast casual business owned and operated by Chanticleer for more than one year. These results include American Burger Company where same store sales increased approximately 11% and Just Fresh where same store sales increased approximately 6%.

Mike Pruitt, Chairman and CEO of Chanticleer Holdings, commented, “These comps reflect the execution delivered by our team across all aspects of fast casual operations to drive continual improvements in the customer experience. Chanticleer has grown quickly via acquisition and we are also executing operationally to deliver strong comp store increases. Fast casual is quickly becoming a larger portion of our businesses due to the combination of organic growth and better burger acquisitions.”

About Chanticleer Holdings, Inc. Headquartered in Charlotte, NC, Chanticleer Holdings (HOTR), together with its subsidiaries, owns and operates restaurant brands in the United States and internationally. The Company is a franchisee owner of Hooters® restaurants in international markets including Australia, South Africa, and Europe, and two Hooters restaurants in the United States. The Company also owns and operates American Burger Co., BGR the Burger Joint, BT’s Burger Joint and owns a majority interest in Just Fresh restaurants in the U.S.

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Forward-Looking Statements: Any statements that are not historical facts contained in this release are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing or required licenses, competition, general economic conditions and other factors that are detailed in our periodic reports and on documents we file from time to time with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date the statements were made, and the companies do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Contact Information:

Chanticleer Holdings, Inc.

Investor Relations Phone

704.366.5122

ir@chanticleerholdings.com

Investor Relations

John Nesbett/Jennifer Belodeau

Institutional Marketing Services (IMS)

Phone 203.972.9200

jnesbett@institutionalms.com